UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 27, 2003

Atlas Air Worldwide Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 701-8000

(Former name or former address, if changed since last report)

Atlas Air, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25732	84-1207329

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 701-8000

(Former name or former address, if changed since last report)

This combined Form 8-K is separately filed by Atlas Air Worldwide Holdings, Inc. and Atlas Air, Inc. Information contained herein relating to any individual registrant is filed by such registrant on its behalf. No registrant makes any representation as to information relating to any other registrant.

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EX-99.1 Form of Amended/Restated Credit Agreement
EX-99.2 Form of Aircraft Lease Agreement

ITEM 5. Other Events.

INTRODUCTION

This Current Report on Form 8-K contains certain financial disclosure and operating statistics for the quarter ended December 31, 2002 for Atlas Air Worldwide Holdings, Inc. (the “Company” or “we” or “us” or “our”), including an update with respect to the ongoing re-audit of our results, liquidity and capital resources and the status of certain commitments and contingencies, since the issuance of our Current Report on Form 8-K dated November 14, 2002. We plan to file our 2002 Form 10-K and our third quarter 2002 Form 10-Q once the re-audit and our restatement, described in our Current report on Form 8-K filed on October 16, 2002, have been completed. The information provided herein is preliminary and unaudited and may be revised as part of the re-audit and restatement process.

REVIEW OF FOURTH QUARTER FINANCIAL STATEMENTS

We cannot provide at this time the full detail on our fourth-quarter results due to the restatement of financial information covering the years 2000 and 2001 and for the quarters ended March 31, and June 30, 2002. Our auditors, Ernst & Young LLP (“E&Y”), have informed us that due to the identification of the adjustments which we believe are required to be made in our financial statements and the ongoing systematic review by us and E&Y of our accounting policies and practices, E&Y is not able to complete, as of the date of this Report, all the procedures necessary to finalize its audit of the financial statements to be included in the December 31, 2002 Report on Form 10-K and the review of the financial statements to have been included in the September 30, 2002 Report on Form 10-Q required to be filed with the SEC under the federal securities laws. While the Company and E&Y continue to work as quickly as possible to complete the restatement and re-audit we do not anticipate filing the December 31, 2002 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 by the end of the first quarter 2003.

Results of Operations

The following table presents comparative operating statistical data and analysis of revenue for the three months ended December 31, 2002 and 2001:

	Three Months Ended
	December 31,
				Percent
	2002	2001(1)	Difference	Variance

Atlas Air Worldwide Holdings, Inc.
Block Hours: Total Operated	45,158	41,240	3,918	9.5%
ACMI service	17,393	23,491	(6,098)	(26.0%)
Charter service	12,621	8,906	3,715	41.7%
Scheduled service	11,679	6,018	5,661	94.1%
Other contract service	3,465	2,825	640	22.7%

	Three Months Ended
	December 31,
				Percent
	2002	2001(1)	Difference	Variance

Atlas Air, Inc.
Block Hours: Total Operated	30,236	30,311	(75)	(0.2%)
ACMI service (2)	16,868	22,562	(5,694)	(25.2%)
Charter service (3)	9,903	4,924	4,979	101.1%
Other contract service	3,465	2,825	640	22.7%

Polar Air Cargo, Inc.
Block Hours: Total Operated	14,922	10,929	3,993	36.5%
ACMI service	525	929	(404)	(43.5%)
Scheduled service (4)	11,679	6,018	5,661	94.1%
Charter service	2,718	3,982	(1,264)	(31.7%)

Polar Air Cargo, Inc. (Scheduled Service) (4)(5)
Revenue Ton Miles (000’s)	419,278	142,411
Available Ton Miles (000’s)	665,195	241,874
Load Factor	63.0%	58.9%
Yield per RTM (cents)	33.61	25.97
Revenue per ATM (cents)	21.19	15.29

Aircraft at end of period
Atlas Air, Inc. (6)	40	37
Polar Air Cargo, Inc. (7)	11	15
Total aircraft	51	52

(1)	2002 operating statistics include Polar Air Cargo, Inc. (a wholly owned subsidiary acquired November 1, 2001) for the entire quarter whereas 2001 statistics include Polar for November and December only.

(2)	Wet-leases to Polar accounted for 6.0% of Atlas Air, Inc’s. total ACMI services block hours in Q4, 2002 and 0% in Q4, 2001.

(3)	Charters to Polar represented 10.5% of Atlas Air, Inc.’s total charter block hours in Q4, 2002.

(4)	Scheduled service statistics are prior to revenue eliminations resulting from consolidation.

(5)	See Polar’s pro-forma Scheduled Service revenue table below for further details.

(6)	Total Atlas aircraft include eight aircraft that are dry-leased to other carriers (five of which were dry-leased to Polar) in Q4, 2002 and one dry-leased aircraft and six parked aircraft in Q4, 2001.

(7)	Total Polar aircraft include one aircraft that was dry-leased to another carrier in Q4, 2002 and two parked aircraft and one that was dry-leased to another carrier in Q4, 2001

The following table presents comparative revenues for the three months ended as of December 31, 2002 and 2001:

	Atlas Air Worldwide Holdings, Inc.
	Three Months Ended
	December 31,
				Percent
(in millions)	2002	2001	Difference	Variance

Operating Revenue:
ACMI Service	$84.5	$152.3	$(67.8)	(44.5%)
Charter Service	153.3	74.4	78.9	106.0%
Scheduled Service	140.4	37.0	103.4	279.5%
Other Contract Service	26.5	8.8	17.7	201.1%
Other	9.0	11.3	(2.3)	(20.4%)

Total Operating Revenue	$413.7	$283.8	$129.9	45.8%

Total operating revenue increased $129.9 million, or 45.8 percent, in the fourth quarter of 2002 from the same period in 2001 due in large part to the inclusion of Polar Air Cargo, Inc. (“Polar”) and its Scheduled Service revenue for the entire fourth quarter of 2002. Scheduled Service revenue was up $103.4 million for the fourth quarter 2002 as a result of the inclusion of only two months of Scheduled Service revenue for Polar in 2001. At Atlas Air, Inc. (“Atlas Air”), revenues were up $42.0 million before intercompany eliminations, as strong commercial and military charter activity offset ACMI Service revenue declines.

ACMI Service revenue was $84.5 million during the fourth quarter of 2002, or 20.4 percent of the total operating revenue for the quarter as compared to $152.3 million, or 53.6 percent of the total operating revenue for the same period in 2001. ACMI block hours and average revenue per block hour for the fourth quarter of 2002 decreased

6,098 hours, or 26.0 percent, and $1,627 per block hour, or 25.1 percent, respectively, from the same period in 2001.

Charter Service revenue was $153.3 million during the fourth quarter of 2002, or 37.1 percent of the total operating revenue for the quarter as compared to $74.4 million, or 26.2 percent of the total operating revenue for the same period in 2001. The increase of $78.9 million results from increased charter revenue from the West coast port labor dispute and the United States military, which typically provides us with our highest unit revenue. Military charters are awarded within 45 days in advance of flight, and are uncertain at best, making forecasting difficult. There can be no assurance that the U.S. Government will continue military missions or that commercial demand will remain at the same levels in the future.

Scheduled Service revenue was $140.4 million during the fourth quarter of 2002, or 33.9 percent of our total operating revenue as compared to $37.0 million, or 13.0 percent of the total operating revenue for the months of November and December 2001. The increase of $103.4 million is due to the following factors: inclusion of revenue for the entire fourth quarter for 2002 compared to two months for 2001; an increase in capacity and yield related to the West coast port labor dispute; and the capacity expansion as a result of growth in the Scheduled Service network. The Scheduled Service traffic (revenue ton-miles) were 419.3 million on total capacity of 665.2 million available ton-miles for the fourth quarter of 2002, as compared to 142.4 million on total capacity of 241.9 million available-ton-miles for the months of November and December 2001. Fourth quarter load factor for 2002 was 63.0 percent with a 33.49 cent yield (the average rate a customer pays to fly one ton one mile) as compared to a load factor of 58.9 percent with a 25.97 cent yield for the months of November and December 2001. Scheduled Service operations for 2001 commenced upon our November 1, 2001 acquisition of Polar.

Polar’s pro-forma (unaudited) Scheduled Service revenue for the three months ended December 31, 2001 is presented, for comparative purposes only, in the following table:

	Polar Air Cargo, Inc.
	Three Months Ended
	December 31,

	2002	2001	Difference	Variance

	(unaudited)	(unaudited)
Scheduled Service revenue (millions) (1)	$140.9	$57.9	$83.0	143.4%
Yield (cents)	33.61	25.62	7.99	31.2%
Load Factor	63.0%	61.3%	1.7	2.8%
Available Ton-Miles (000’s)	665,195	368,630	296,565	80.5%
Revenue Ton-Miles (000’s)	419,278	225,950	193,328	85.6%

(1)	Scheduled Service revenue includes $9.2 million of revenue for which no RTM’s are generated as it was purchased capacity from Atlas Air.

Pro-Forma Scheduled Service revenue was $140.9 million during the fourth quarter of 2002, as compared to $57.9 million for 2001, or a 143.4 percent increase. The increase of $83.0 million is due to the following factors: an increase in capacity and yield related to the West coast port labor dispute; capacity expansion as a result of growth in the Scheduled Service network; and overall yield improvement quarter over quarter. The Scheduled Service traffic (revenue ton-miles) were 419.3 million on total capacity of 665.2 million available ton-miles for the fourth quarter of 2002, as compared to 226.0 million on total capacity of 368.6 million available-ton-miles for 2001. Fourth quarter load factor for 2002 was 63.0 percent with a 33.61 cent yield (the average rate a customer pays to fly one ton one mile) as compared to a load factor of 61.3 percent with a 25.62 cent yield for 2001.

OVERVIEW OF LIQUIDITY

As of December 31, 2002, we had $254.9 million in cash and investments, including $228.4 million at Atlas Air. The contractual nature of our debt and lease obligations is such that first and third quarter payments are significantly larger than those in the second and fourth quarters. For example, the company paid semi-annual Enhanced Equipment Trust Certificate (“EETC”) lease and principal payments of approximately $85.5 million in January 2003. In addition, our business is highly seasonal, with peak revenue activity typically occurring in the second half of the year, particularly in the fourth quarter.

At December 31, 2002 our outstanding long-term debt, including the current portion, amounted to $930.6 million on a consolidated basis and $921.3 million at Atlas Air. On that date, total future payments of long-term operating lease obligations amounted to $3.7 billion on a consolidated basis and $2.5 billion at Atlas Air. The following table sets forth a summary of our contractual cash obligations as of December 31, 2002. Certain of these contractual obligations are reflected on our balance sheet, while others are disclosed as future obligations under accounting principles generally accepted in the United States.

(in millions)	FY03	FY04	FY05	FY06	FY07	Thereafter	Total

Obligations reflected in balance sheet:
Long-term debt	$117.3	$105.3	$199.3	$205.3	$12.4	$286.9	$926.5
Capital lease obligations	1.3	1.4	1.4	—	—	—	4.1
Other cash obligations not included in balance sheet:
Operating leases	257.2	246.1	243.7	228.4	219.3	2,499.3	3,694.0
Unconditional purchase obligation	0.5	1.6	25.8	—	—	—	27.9

Total	$376.3	$354.4	$470.2	$433.7	$231.7	$2,786.2	$4,652.5

As noted in our Form 8-K filing dated January 13, 2003, Atlas Air has commenced negotiations with some of its aircraft lessors to reduce or defer operating lease payments relating to five 747-200 and one 747-300 aircraft. In that regard, Atlas Air has not made six lease payments and may defer others pending the outcome of the negotiations. Atlas Air is currently in the process of returning one aircraft to a lessor who has issued a notice for lease termination. While Atlas Air is optimistic that the ongoing lease renegotiations will result in obligations that better reflect current market conditions, there can be no assurance that, absent such agreements, the lessors would not elect to exercise remedies available to them, including initiating litigation, under their leases in response to any non-payments.

The Company noted in a Form 8-K filing dated January 6, 2003, that it had entered into an amendment and waiver with its bank lenders to amend the loan agreements maintained by Atlas Air and Atlas Freighter Leasing III, Inc. Pursuant to the amendment and waiver, the bank lenders agreed to waive the previously announced events of default, provided that the Company delivers the third quarter financial statements to the bank lenders on or before March 31, 2003. The bank lenders also agreed to waive the application of the financial covenants (including maintenance of a minimum level of cash and cash equivalents) contained in the loan agreements through the quarter ending March 31, 2003. Atlas Air is currently in discussions with its bank lenders to address financial covenant levels beyond March 31, 2003, as well as to extend the requirement for providing financial statements beyond March 31, 2003.

The Company will not have complete financials for the quarter ended December 31, 2002 until the adjustments required by the restatement and re-audit process are complete, and we expect that we will continue to be non-compliant in this regard with covenants contained in certain of our obligations. In the event that lenders choose to accelerate payment of a substantial portion of our debt, our ongoing viability would be seriously threatened, and we would be forced to evaluate a number of strategic alternatives, including, but not limited to, a debt restructuring or other reorganization, a curtailment of capital spending, a further reduction in expenses and a modification to our planned operations, or the sale of certain or all of our assets in order to continue to fund our operations. We are hopeful that our lenders will continue to work with us as they have done in the past.

COMMITMENTS AND CONTINGENCIES

Commitments

Boeing 747-400 Purchase Agreement

Under the terms of the Boeing Purchase Agreement, in October 2000 one remaining Boeing 747-400 freighter aircraft (the “aircraft”) was to be delivered October 2003. In February 2003 Atlas Air and Boeing reached a Supplemental Agreement (the “agreement”) to amend the Boeing Purchase Agreement delivery date of the remaining aircraft to September 2006. As part of the agreement, of the $3.4 million Atlas Air has paid as of December 31, 2002, as pre-delivery deposits on this aircraft, a portion will be applied as a slide fee for the rescheduling of the delivery month of the aircraft. The remainder will be applied to a new Deferred Advance Payment Schedule on the aircraft.

The Company has no obligations or commitments with respect to additional new aircraft deliveries beyond that noted above.

With respect to the December 2002 aircraft delivery, Atlas Air secured an operating lease financing arrangement with General Electric Capital Aviation Services (“GECAS”). In connection with the delivery, $6.0 million in previously paid aircraft deposits were returned to Atlas Air during the fourth quarter of 2002.

Legal Proceedings

The following disclosure is intended as a supplement to Item 1 of Part II to our Form 10-Q, filed for the quarter ended June 30, 2002, our Current Report on Form 8-K, filed November 14, 2002 and only purports to disclose those legal contingency matters for which there was a material change since these last reporting periods.

On October 17, 2002, the Company received a letter from the Northeast Regional Office of the United States Securities and Exchange Commission informing it that an informal investigation had been commenced arising out of the Company’s October 16, 2002 announcement that it would re-state its financial results for 2000 and 2001. The SEC has since issued a Formal Order of Investigation and on January 21, 2003, served upon the Company a subpoena requiring the production of documents. The Company intends to continue cooperating fully with the SEC in its investigation.

Atlas Air and Malaysian Airlines have reached an agreement to settle the arbitration proceedings between them. For additional information concerning this matter, reference is made to Part I, Item 3. “Legal Proceedings” in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Officer Election

The Company's Board of Directors has announced that Jeffrey H. Erickson, the president of Atlas Air, Inc., has been elected Acting President of Atlas Air Worldwide Holdings, Inc., effective February 21, 2003.

Forward Looking Information

This Current Report on Form 8-K contains projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the day of this Report. These statements are inherently uncertain, and readers must recognize that our actual results may differ materially from our expectations. Further, we undertake no duty to update any of these forward-looking statements. Readers are referred to the documents filed by Atlas Air Worldwide Holdings, Inc. (together with its affiliates, “Atlas”, “we” or “us”) with the Securities and Exchange Commission, specifically our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and our Current Reports on Form 8-K dated October 16, October 18, 2002, November 14, 2002, December 2, 2002, January 8, 2003 and January 21, 2003 which identify important risk factors that could cause our actual results to differ from those contained in the forward-looking statements. Other factors that may affect our plans or results include, without limitation, the outcome of various legal actions brought against Atlas, the filing of additional lawsuits against us, the nature, scope and results of the Company’s internal accounting investigation and the Company’s ability to effect the restatement of its financial statements, the outcome of the SEC’s formal investigation into our decision to initiate a re-audit of our financial statements for 2000 and 2001, our ability to obtain various waivers and deferrals from our bank lenders and reduced or deferred operating lease payments from certain of our aircraft lessors, significant changes in fuel prices and other operating and maintenance expenses, the possible outbreak of war in the Middle East, and the availability and cost of war and terrorism risk and other insurance for the Company.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit Number	Description

99.1	Form of Fourth Amended and Restated Credit Agreement dated as of April 25, 2000, incorporating amendments one through seven thereto.

99.2	Form of Aircraft Lease Agreement dated as of April 25, 2000, incorporating amendments one through six thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

DATE: February 27, 2003	By:	/s/ William C. Bradley William C. Bradley Vice President & Treasurer

Atlas Air, Inc.

DATE: February 27, 2003	By:	/s/ William C. Bradley William C. Bradley Vice President & Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Form of Fourth Amended and Restated Credit Agreement dated as of April 25, 2000, incorporating amendments one through seven thereto.

99.2	Form of Aircraft Lease Agreement dated as of April 25, 2000, incorporating amendments one through six thereto.